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                                                                   Exhibit 10(g)





                     CLEVELAND-CLIFFS INC AND SUBSIDIARIES
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                     MANAGEMENT PERFORMANCE INCENTIVE PLAN
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                                    SUMMARY
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                           Effective January 1, 1994

1. The Management Performance Incentive Plan ("MPI Plan") provides a significant financial incentive for designated management employees of Cleveland-Cliffs Inc and subsidiaries (the "Company") to maximize Company, unit, and personal performance in achieving current results and longer range objectives. The Plan is designed to place a significant portion of annual compensation at risk with performance and to provide above average total compensation for outstanding performance.

2. The MPI Plan is administered by Cleveland-Cliffs Inc's Compensation and Organization Committee ("Committee") which is composed of non-employee Directors, none of whom are eligible to participate in the Plan.

3. Participants in the Plan are officers and salaried employees in designated management positions. The number of designated management positions is controlled through the salaried position classification process to maintain an efficient ratio of management to non-management employees.

4. Each position is classified in a salary grade based on a study of national compensation data and internal organizational relationships. Position classifications are periodically reviewed to maintain a compensation level which is competitive with similar positions in similar companies. The general objective is to establish salary grades based on the 50th percentile of survey data.

5. The study of national compensation data includes determination of typical performance bonus payments for management positions at various responsibility levels. This data is used to determine a competitive percentage "target bonus" based upon the salary range midpoint. All jobs in a salary grade have the same target bonus. The percentage targets may be revised periodically according to survey data.

6. The Chief Executive Officer ("CEO") approves the classification, salary range, and percentage target bonus for all management positions except officer positions of Secretary rank and higher which are approved by the Committee. The Committee is provided a list of all position classifications, salary ranges and target bonuses annually.


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7.     In January, after consulting with the CEO and considering various regular and special reports, actual trends and the status of annual goals, and general industry performance, the Committee determines the general Company performance for the prior calendar year. On the basis of this determination, the Committee designates a corresponding percentage which is applied to the aggregate target bonuses of the participating employees to generate a General Bonus Pool from which individual bonuses will be awarded. Such Pool can be zero and cannot exceed 200 percent of the aggregate target bonuses.

8. Individual bonus awards for officers are determined by the Committee after consultation with the CEO. Awards for all other participants are determined by the CEO after consultation with responsible officers and reviewed by the Committee for conformance to its parameters. Awards reflect the performance of the participant and of the unit for which the participant is responsible. A bonus for an individual can vary from 0 to 200 percent of the individual's target bonus.

9. At the discretion of the Committee and subject to the availability of authorized stock, awards may be made in cash or shares of Cleveland-Cliffs Inc stock or a combination thereof, and restrictions may be placed on the vesting of any stock award.

10. Generally, bonus payments to participants will be made by the end of February for the prior calendar year after audited financial results are determined.

11. Following designation as a participant in the Plan and prior to the payment of a bonus, neither the participant nor the estate or anyone claiming through such participant has any right to share in the bonus pool for such year. However, the Plan provides, at the sole discretion of the Committee and the CEO, that awards may be made to a participant whose employment terminates during the calendar year or to the participant's beneficiaries when circumstances warrant favorable consideration for an award for such year.

12. A participant has no right, title or interest in any assets of Cleveland-Cliffs Inc and subsidiaries by reason of any award made pursuant to this Plan and such award reflects only an unsecured contractual obligation to make the payment to the participant of the approved award under the terms and conditions of the Plan.

13.    The Board of Directors may modify or terminate this Plan at any time.